Exhibit 4.1

Executed Copy

VIROPHARMA INCORPORATED

To

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

SUPPLEMENT NUMBER 1

Dated as of

May 6, 2005

TO

CONVERTIBLE NOTES INDENTURE

Dated as of

October 18, 2004

6% Convertible Senior Secured Notes due 2009

SUPPLEMENTAL INDENTURE NUMBER 1

SUPPLEMENTAL INDENTURE NUMBER 1 (the “Supplement”), dated as of May 6, 2005, to the Convertible Notes Indenture, dated as of October 18, 2004 (the “Indenture”), between ViroPharma Incorporated, a Delaware corporation (hereinafter called the “Company”), having its principal office at 397 Eagleview Boulevard, Exton, Pennsylvania 19341, and U.S. Bank National Association, as trustee hereunder (hereinafter called the “Trustee”), having its principal corporate trust office at One Federal Street, 3rd Floor, Boston, Massachusetts 02110. Capitalized terms used and not otherwise defined in this Supplement shall have the respective meanings ascribed to such terms in the Indenture.

WITNESSETH:

WHEREAS, the Company desires to add to and change certain provisions of the Indenture;

WHEREAS, pursuant to Section 11.2 of the Indenture, the Company and the Trustee may enter into an indenture or indentures supplemental thereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or any supplemental indenture or of modifying in any manner the rights of the holders of the Notes with the consent of not less than a majority of aggregate principal amount of the Notes then outstanding and when the Company is so authorized by resolution of its Board of Directors (collectively, the “Requisite Noteholders”);

WHEREAS, the Financing Committee, which was duly authorized by the Company’s Board of Directors and authorized to act for it under the Indenture, has adopted the resolutions attached hereto as Exhibit A authorizing, and the Requisite Noteholders have consented to, this Supplement;

WHEREAS, the Company directs the Trustee to enter into this Supplement;

NOW, THEREFORE, the Company covenants and agrees with the Trustee for the equal and proportionate benefit of the respective holders from time to time of the Notes (except as otherwise provided below) as follows:

1. Section 1.1 of the Indenture is hereby amended and supplemented by adding the following defined terms:

(a) “Additional Notes” means up to $12,500,000 of additional Notes issuable at the option of the Buyers (or their respective permitted assigns) pursuant to Section 1(a) of the Purchase Agreement.

(b) “Additional Registration Statement” means a registration statement or registration statements by the Company under the Securities Act registering the resale of the Additional Notes and the Common Stock issuable upon any conversion of the Additional Notes.

(c) “Initial Notes” means the $62,500,000 aggregate principal amount of Notes issued at the Effective Exchange Time.

(d) “Initial Registration Statement” means a registration statement or registration statements by the Company under the Securities Act registering the resale of the Initial Notes and the Common Stock issuable upon any conversion of the Initial Notes.

2. Section 5.15(b) of the Indenture is hereby amended and restated to be and read as follows:

“(b) The Company’s obligations pursuant to Section 5.15(a) shall automatically expire and terminate upon the first to occur of: (i) the close of business on the first date during which any conversion of any Note results in at least two-thirds of the aggregate principal amount of Notes issued under this Indenture to have been converted into Common Stock since the date of this Indenture, or (ii) the date which is forty-five (45) days after the close of business on the Trading Day which is the 20th Trading Day during which the daily volume-weighted average price of the Common Stock has exceeded 150% of the Conversion Price then in effect under this Indenture during any 30 Trading Day period; provided, that a registration statement or registration statements for resale of the Convertible Notes and the Conversion Shares shall have been effective with the United States Securities and Exchange Commission for each of the twenty (20) Trading Days; or (iii) the close of business on September 7, 2005.”

3. Clause (x) of Section 15.12(a) of the Indenture is hereby amended and restated to be and read as follows:

“(x) an Initial Registration Statement is effective and available for use on the date selected by the Company for Auto-Conversion (such date being the date on which the Auto-Conversion is deemed effective under this Indenture and which is herein referred to as the “Auto-Conversion Date”) if only the Initial Notes have been issued under this Indenture or an Initial Registration Statement and Additional Registration Statement are effective and available for use on the Auto-Conversion Date if both the Initial Notes and the Additional Notes have been issued under this Indenture or”

4. This Supplement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

5. Except as amended and supplemented by this Supplement, the Indenture is hereby ratified and confirmed in all respects and shall remain in full force and effect without change.

6. This Supplement shall become effective on the date on which the Company first receives executed consents of the Requisite Noteholders.

7. The Trustee shall not be responsible in any manner whatsoever or in respect of the validity or sufficiency of this Supplement or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

8. All agreements in this Supplement shall bind the Company and its successors and all agreements of the Trustee in this Supplement shall bind its successors.

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U.S. Bank National Association hereby accepts the trusts in this Supplement declared and provided, upon the terms and conditions herein above set forth.

IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed.

VIROPHARMA INCORPORATED

By:	/s/ Vincent J. Milano
Name:	Vincent J. Milano
Title:	Vice President, Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Alison D.B. Nadeau
Name:	Alison D.B. Nadeau
Title:	Vice President

[Company and Trustee Signature Page]